Exhibit 10.17

RESTATED

WORKING INTEREST

AGREEMENT BY AND

BETWEEN

VIVAVENTURES ENERGY GROUP, INC.

AND

VIVAVENTURES UTS I, LLC

Effective as of November 2, 2015

Dated as of August 31, 2020

RESTATED WORKING

INTEREST AGREEMENT

THIS RESTATED WORKING INTEREST AGREEMENT (this “Agreement”) is dated as of August 31, 2020, and effective as of November 2, 2015 by and between VIVAVENTURES ENERGY GROUP, INC., a Nevada corporation (the “Company”), and VIVAVENTURES UTS I, LLC, a Delaware limited liability company (“UTS1”).

W I T N E S S E T H:

WHEREAS, starting in October 2015, the Company, and/or its parent company Vivakor, Inc., was granted surface rights and/or extraction rights to various parcels of land and tons of oil sands in Utah and other locations, including, but not limited to, a parcel of land in Utah that is estimated to contain 44.7 million barrels of oil in the oil sands (together, the “Property”);

WHEREAS, UTS1 raised investor funds for the primary purposes of paying for the Company’s operation and production costs associated with the oil extraction business and production from the Selected Material on the Property and building the Extraction Machine, in exchange for receiving a share of the production revenue received by the Company from its operations and processing of Selected Material on the Property;

WHEREAS, on or about November 2, 2015, the Company and UTS1 entered into what was called a “Royalty Agreement” (the “Original Agreement”);

WHEREAS, the parties working arrangement under the Original Agreement, each investor’s funds that were invested in UTS1 were invested in the Company, with 80% of each investor’s funds used for the Company’s operations associated with the oil extraction business and production of Selected Material on the Property (the “Working Interest Right”) and 20% as an investment in exchange for a portion of the proceeds received from production of the Selected Material on the Property (“Revenue Participation Right”);

WHEREAS, the parties desire to enter into this Agreement to replace the Original Agreement in order to ensure the agreement between the parties accurately reflects the actual working relationship between the parties and how investor’s funds have been invested and used;

WHEREAS, as noted in the Original Agreement, the Company requires additional funding to manufacture and operate its proprietary equipment to extract oil from tar sands, and UTS1 desires to provide the Company with such additional funding; and

WHEREAS, UTS1 desires to purchase the Working Interest Right and the Revenue Participation Right from the Company in exchange for providing the additional funding, and the Company desires to sell the Working Interest Right and the Revenue Participation Right to UTS1 in exchange for receiving the additional funding, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Company and UTS1 hereby agree as follows:

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Article I. SALE, TRANSFER, ASSIGNMENT AND CONVEYANCE OF THE WORKING INTEREST RIGHT AND REVENUE PARTICIPATION RIGHT

Section 1.01 Sale, Transfer, Assignment and Conveyance. Upon the terms and subject to the conditions of this Agreement, for the purchase price set forth below, the Company agrees to sell, transfer, assign and convey to UTS1, and UTS1 agrees to purchase, acquire and accept from the Company, the Working Interest Right and the Revenue Participation Right, free and clear of all Liens (except those Liens created in favor of UTS1 pursuant to this Agreement and Permitted Liens). UTS1, as a holder of a Working Interest Right agrees to join and pay its share of the cost of any operations on Selected Materials from the Property with any other holders of a working interest right, up to 80% of the proceeds received (the portion of the Purchase Price associated with the Working Interest Right). In exchange, the Company agrees to promptly pay and discharge all expenses incurred in the development and operation of Selected Material on the Property pursuant to this Agreement and shall charge UTS1 its respective proportionate share of such expenses, up to 80% of the proceeds received (the portion of the Purchase Price associated with the Working Interest Right).

Section 1.02 Purchase Price. At the Closing, the purchase price to be paid to the Company for the sale, transfer, assignment and conveyance of the Working Interest Right and the Revenue Participation Right to UTS1 is Five Million Dollars ($5,000,000.00) in cash (the “Purchase Price”), with 80% of any invested funds being used to acquire the Working Interest Right and 20% being used to acquire the Revenue Participation Right. The Purchase Price may be paid in installments over a reasonable period of time as determined by the Company in its discretion.

Section 1.03 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, UTS1 is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Working Interest Right and the Revenue Participation Right and is not assuming any liability or obligation of the Company of whatever nature, whether presently in existence or arising or asserted hereafter, except as specifically set forth herein.

Section 1.04 Security Interest. Effective from and after the Closing, the Company hereby grants to UTS1, to secure the payment and performance in full of all of the Company’s obligations under this Agreement, including the payment of past and future Revenue Participation Payments, a continuing security interest in the Collateral, including the Stock Collateral (subject to Section 1.04(b)), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. The Company represents, warrants and covenants that the security interest granted above shall, subject to Section 1.04(b) and Section 1.04(c), at all times continue to be a perfected security interest in the Collateral, subject only to Permitted Liens. For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment, including return premiums, with respect to any insurance relating thereto.

(a)     Effective immediately upon the Company’s payment to UTS1 of the first Revenue Participation Payment owed and payable under this Agreement, UTS1’s Lien in all of the Stock Collateral shall be released without any further action of any party. At the Company’s expense, UTS1 shall, and UTS1 hereby authorizes the Company (or any agent of the Company) to, prepare and file, at any time within three (3) Business Days following the Company’s payment to UTS1 of the first Revenue Participation Payment owed and payable under this Agreement, all documents and take all other actions reasonably requested by the Company to evidence the release of UTS1’s Lien on the Stock Collateral.

(b)     Effective immediately upon payment in full of the Maximum Revenue Participation, UTS1’s Lien in all of the Collateral shall be released without any further action of any party. At the Company’s expense, UTS1 shall, and UTS1 hereby authorizes the Company (or any agent of the Company) to, prepare and file, at any time within three (3) Business Days following the payment of the Maximum Revenue Participation, all documents and take all other actions reasonably requested by the Company to evidence the release of UTS1’s Lien on the Collateral.

(c)     Following the Company’s failure to make full and prompt payment of any portion of the Revenue Participation Right when due, but in all events subject to Section 5.02(c) (such failure, a “Payment Breach”), and at any time thereafter during the continuation of such Payment Breach, UTS1 shall be entitled to exercise all rights and remedies available under this Agreement, including the right to demand immediate payment of all portions of the Revenue Participation Right then due, and UTS1 thereupon may exercise any other right, power or remedy granted to UTS1 or otherwise permitted to UTS1 by law, either by suit in equity or by action at law, or both, including, without limitation, UTS1’s rights as a secured party under the Uniform Commercial Code with respect to the Collateral, but in all events subject to Section 1.04(b).

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(d)     The Company hereby authorizes UTS1 to file financing statements or take any other action required to perfect UTS1’s security interest in the Collateral, at any time during which this Agreement remains in effect, with notice to the Company, in all appropriate jurisdictions to perfect or protect UTS1’s interest or rights hereunder, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by the Company, or any other Person, shall be deemed to violate the rights of UTS1 under the Uniform Commercial Code. The Company further agrees to procure, deliver or execute and deliver to UTS1, from time to time, all additional security agreements, instruments and documents, each in form and substance reasonably satisfactory to UTS1, to perfect or protect UTS1’s security interest in the Collateral in accordance with this Section 1.04.

Article II. CLOSING

Section 2.01 Closing. The Closing shall take place on the first Business Day immediately following the date on which the conditions set forth in Article IV (Conditions to Closing) have been satisfied, or at such other place, time and date as the parties hereto may mutually agree. Subject to the provisions of Article VIII (Termination), failure to consummate the sale, transfer, assignment and conveyance of the Working Interest Right or Revenue Participation Right as provided in this Article II on the date determined pursuant to this Section 2.01 shall not result in a termination of this Agreement and shall not relieve either party hereto of any of such party’s respective obligations hereunder.

Section 2.02 Payment of Purchase Price. At the Closing, UTS1 shall deliver (or cause to be delivered) payment of the Purchase Price to the Company by wire transfer of immediately available funds to one or more accounts specified by the Company; provided, however, that, pursuant to Section 1.02 (Purchase Price), the Company in its discretion may agree to accept an installment of the Purchase Price at the Closing in such amount as the Company may determine, in which event, at the Closing, UTS1 shall deliver (or cause to be delivered) payment of such installment in such amount to the Company by wire transfer of immediately available funds to one or more accounts specified by the Company.

Article III. REPRESENTATIONS AND WARRANTIES

Section 3.01 Company’s Representations and Warranties. The Company represents and warrants to UTS1 that, as of the effective date hereof:

(a)     Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Company, the Working Interest Right or the Revenue Participation Right.

(b)     Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform the Company’s obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

(c)     Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)    No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of the Company, (ii) contravene or conflict with or constitute a material default under any law binding on or applicable to the Company or (iii) contravene or conflict with or constitute a material default under any material contract or other material agreement or Judgment binding on or applicable to the Company.

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(e)     Consents. Except for the consents that have been obtained on or before the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Company in connection with (i) the execution and delivery by the Company of this Agreement, (ii) the performance by the Company of its obligations under this Agreement or (iii) the consummation by the Company of any of the transactions contemplated by this Agreement.

(f)      No Litigation. The Company is not a party to, and has not received notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Company, no such action, suit, investigation or proceeding has been threatened against the Company that, individually or in the aggregate, would, if determined adversely, reasonably be expected to prevent or adversely affect (i) the ability of the Company to enter into and to perform the Company’s obligations under this Agreement, (ii) the Company’s rights in or to the Extraction Technology or (iii) after the Closing, UTS1’s rights with respect to the Working Interest Right or Revenue Participation Right.

(g)     Compliance with Laws. The Company is not in violation of, and to the Knowledge of the Company, the Company is not under investigation with respect to, nor has the Company been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Company, which violation would reasonably be expected to adversely affect the Company’s rights in or to the Extraction Technology or, after the Closing, UTS1’s rights with respect to the Working Interest Right or the Revenue Participation Right hereunder.

(h)     Title to Working Interest Right and Revenue Participation Right. Upon the Closing, UTS1 will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Working Interest Right and Revenue Participation Right, free and clear of all Liens (except those Liens created in favor of UTS1 pursuant to this Agreement and Permitted Liens).

(i)      Intellectual Property. To the Knowledge of the Company, the Company is the registered owner of all of the intellectual property rights relating to the Extraction Technology. The Company has not received any written notice that there is any, and, to the Knowledge of the Company, there is no, Person challenging inventorship or ownership of, the rights of the Company in and to, or the patentability, validity or enforceability of, the Extraction Technology, or asserting that the development, manufacture, importation, sale, offer for sale or use of a product incorporating the Extraction Technology infringes or will infringe such Person’s patents or other intellectual property rights.

Section 3.02 UTS1’s Representations and Warranties. UTS1 represents and warrants to the Company that, as of the effective date hereof:

(a)     Existence; Good Standing. UTS1 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)     Authorization. UTS1 has the requisite limited liability company right, power and authority to execute, deliver and perform UTS1’s obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of UTS1.

(c)     Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Manager of UTS1 and constitutes the valid and binding obligation of UTS1, enforceable against UTS1 in accordance with its terms, except as may be limited by applicable bankruptcy laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)     No Conflicts. The execution, delivery and performance by UTS1 of this Agreement do not and will not (i) contravene or conflict with the organizational documents of UTS1, (ii) contravene or conflict with or constitute a default under any material provision of any law binding on or applicable to UTS1 or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding on or applicable to UTS1.

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(e)     Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by UTS1 in connection with (i) the execution and delivery by UTS1 of this Agreement, (ii) the performance by UTS1 of UTS1’s obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 1.04 (Security Interest), or (iii) the consummation by UTS1 of any of the transactions contemplated by this Agreement.

(f)      No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of UTS1, threatened before any Governmental Entity to which UTS1 is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of UTS1 to perform UTS1’s obligations under this Agreement.

Article IV. CONDITIONS TO CLOSING

Section 4.01 Conditions to UTS1’s Obligations. The obligations of UTS1 to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or before the Closing Date, of each of the following conditions precedent:

(a)     The Company and UTS1 shall have executed all documents, instruments and agreements required under this Agreement to consummate the transactions contemplated by this Agreement, and all such documents, instruments and agreements shall be in full force and effect.

(b)     The representations and warranties of the Company contained in Section 3.01 (Company’s Representations and Warranties) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

(c)     No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a material adverse effect on the business, operations or financial condition of the Company, including upon the Extraction Technology, the Working Interest Right, or the Revenue Participation Right.

(d)     There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)     There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit UTS1’s purchase of the Working Interest Right or the Revenue Participation Right.

Section 4.02 Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or before the Closing Date, of each of the following conditions precedent:

(a)     UTS1 shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by UTS1 under this Agreement at or before the Closing Date.

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(b)     The representations and warranties of UTS1 contained in Section 3.02 (UTS1’s Representations and Warranties) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

(c)     There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d)     There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit UTS1’s purchase of the Working Interest Right or the Revenue Participation Right.

Article V. COVENANTS

Section 5.01 Guaranteed Production; Maximum Revenue Participation. The Company agrees to process tar sands or other material containing oil or hydrocarbons such that the Company will obtain not less than One Million Five Hundred Thousand (1,500,000) barrels of oil from the use of the Extraction Machine using the Extraction Technology (the “Guaranteed Production”). Upon the processing and sale of One Million Five Hundred Thousand (1,500,000) barrels of oil (i.e., the Guaranteed Production) and payment of the Revenue Participation Right thereon (the “Maximum Revenue Participation”), the Revenue Participation Right shall terminate, and UTS1 shall not be entitled to any further payment under this Agreement. The Company shall, in its sole discretion, select the source or location of the tar sands or other material to be processed using the Extraction Machine (the “Selected Material”). The Company makes no representation or warranty with respect to the timing of the first Revenue Participation Payment to be made by the Company hereunder. For sake of clarity, UTSI is only entitled to Revenue Participation Payments that are derived from the Extraction Machine and not from any other machines the Company may have in production.

Section 5.02 Property Expense Reports; Working Interest Right Reports.

(a)     The Company shall pay all expenses related to the building of the Extraction Machine, production of Selected Material, and using the Extraction Machine with funds provided by working interest holders, including, but not limited to, UTS1. For UTS1, such expense payments shall not exceed 80% of the proceeds received (the portion of the Purchase Price associated with the Working Interest Right).

(b)     Upon written request by UTS1, the Company shall deliver a written report setting forth in reasonable detail the expenses paid by the Company associated with the oil extraction business and production from the Selected Material on the Property and building the Extraction Machine, including all expenses paid with UTS1’s Purchase Price funds (each a “Working Interest Expense Report”).

Section 5.03. Revenue Participation Payments; Revenue Participation Reports.

(a)     After the Company has commenced processing the Selected Material using the Extraction Machine hereunder and following the Company’s first sale of Product hereunder and thereafter, the Company shall commence paying and thereafter continue to pay to UTS1 the Revenue Participation Payments for each calendar quarter promptly, but in any event no later than forty-five (45) calendar days after the end of such calendar quarter.

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(b)     The Company shall make all payments required to be made by the Company to UTS1 pursuant to this Agreement in U.S. Dollars by wire transfer of immediately available funds, without set-off, reduction or deduction or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by UTS1.

(c)     If the Company fails, or expects to fail, to satisfy any of the Company’s payment obligations owed to UTS1 pursuant to this Agreement when such obligations are due, then the Company shall send a notice to UTS1 (a “Late Payment Notice”) disclosing such failure or expected failure. If the Company sends a Late Payment Notice to UTS1, then the Company’s failure to satisfy any of the Company’s payment obligations during a calendar year will not be considered a breach of this Agreement, and UTS1 hereby agrees not to exercise UTS1’s remedies under this Agreement, until the Company has been delinquent in the Company’s payment obligations for an aggregate of three (3) consecutive calendar quarters in such calendar year. Notwithstanding the foregoing, a late fee of two percent (2%) over the Prime Rate will accrue on all unpaid amounts from the date such obligations were due. The imposition and payment of a late fee will not constitute a waiver of UTS1’s rights with respect to such payment default.

(d)    Before or simultaneously with each payment of the Revenue Participation Payments, the Company shall deliver a written report setting forth in reasonable detail the calculation of the Revenue Participation Payments payable to UTS1 for such calendar quarter and the calculation of all deductions from Gross Revenue to determine Net Revenue and Revenue Participation Payments due to UTS1 (the “Revenue Participation Report”).

Section 5.04 Inspections and Audits of the Company. Following the Closing, upon reasonable prior written notice and during normal business hours, UTS1 may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Company to be made of the Company’s books of account for the two (2) calendar years before the audit, no more frequently than once per calendar year, for the purpose of determining the correctness of Revenue Participation Payments made under this Agreement and the use of the funds invested for the Working Interest Right. All of the expenses of any inspection or audit requested by UTS1 hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) UTS1, if the independent public accounting firm determines that Revenue Participation Payments previously paid were incorrect by an amount less than or equal to five percent (5%) of the Revenue Participation Payments actually paid or (ii) the Company, if the independent public accounting firm determines that Revenue Participation Payments previously paid were incorrect by an amount greater than five percent (5%) of the Revenue Participation Payments actually paid. Any such accounting firm shall not disclose the Company’s or its licensees’ confidential information to UTS1, except to the extent such disclosure is either necessary to determine the correctness of Revenue Participation Payments or otherwise would be included in a Revenue Participation Report. All information obtained by UTS1 as a result of any such inspection or audit shall be Confidential Information subject to Article VII (Confidentiality).

Section 5.05 Further Assurances. After the Closing, the Company and UTS1 agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Article VI. INDEMNIFICATION

Section 6.01 General Indemnity. From and after the Closing:

(a)     the Company hereby agrees to indemnify, defend and hold harmless UTS1 and its Affiliates and its and their directors, managers, members, officers, agents and employees (the “UTS1 Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by UTS1 Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Company in this Agreement and (ii) any breach of any of the covenants or agreements of the Company in this Agreement; and

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(b)     UTS1 hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and its and their directors, officers, agents and employees (the “Company Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Company Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of UTS1 in this Agreement or (ii) any breach of any of the covenants or agreements of UTS1 in this Agreement.

Section 6.02 Limitations on Liability. No party hereto will be liable for any consequential, punitive, special or incidental damages, and no claim for indemnification will be asserted by any party under this Article VI for any consequential, punitive, special or incidental damages, as a result of any breach of any of the representations or warranties (in each case, when made) of the other party hereto in this Agreement or any breach of any of the covenants or agreements of the other party hereto in this Agreement (including under this Article VI).

Article VII. CONFIDENTIALITY

Section 7.01 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties hereto agree that, for the term of this Agreement and for two (2) years thereafter, each party (the “Non-Disclosing Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to the Non-Disclosing Party (such information, “Confidential Information”) by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such information that:

(a)     was already known to the Non-Disclosing Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)     was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Non-Disclosing Party;

(c)     became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Non-Disclosing Party in breach of this Agreement;

(d)     is independently developed by the Non-Disclosing Party or any of its Affiliates

without the use of the Confidential Information; or

(e)     is subsequently disclosed to the Non-Disclosing Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 7.02 Authorized Disclosure. Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a)     prosecuting or defending litigation;

(b)     complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(c)     complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

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(d)     for regulatory, Tax or customs purposes;

(e)     for audit purposes;

(f)      disclosure to its Affiliates, directors, managers, trustees, officers, employees and agents only on a need-to-know basis and solely in connection with the performance of this Agreement or oversight of the transactions contemplated hereby, provided that each disclose must be bound by customary obligations of confidentiality and non-use before any such disclosure;

(g)     upon the prior written consent of the Disclosing Party; or

(h)     disclosure to its investors and other sources of funding, including debt financing, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent customarily required to consummate such investment or financing transaction and that each disclose must be bound by customary obligations of confidentiality and non-use before any such disclosure.

Notwithstanding the foregoing, in the event that the Non-Disclosing Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 7.02(a), (b), (c) or (d), the Non-Disclosing Party shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, UTS1 shall not file any patent application based on or using the Confidential Information of the Company provided hereunder or otherwise assert any ownership claim with respect to, or claim any right to make, use or sell products incorporating, the Extraction Technology.

Article VIII. TERMINATION

Section 8.01 Grounds for Termination. This Agreement may be terminated:

(a)     by mutual written agreement of UTS1 and the Company; or

(b)     by UTS1 if there is a Payment Breach; provided, however, that the Company shall have thirty (30) calendar days to cure any Payment Breach after the date on which UTS1 shall have first provided written notice to the Company of such Payment Breach.

Section 8.02 Automatic Termination. Unless earlier terminated as provided in Section 8.01, after the Closing, this Agreement shall continue in full force and effect until payment in full of the Maximum Revenue Participation, upon which this Agreement shall terminate automatically.

Section 8.03 Survival. Notwithstanding anything to the contrary in this Article VIII, the following provisions shall survive termination of this Agreement: Article VI (Indemnification); Article VII (Confidentiality) and Article IX (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or before termination of this Agreement.

Article IX. MISCELLANEOUS

Section 9.01 Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.

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“Agreement” is defined in the preamble.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Las Vegas, Nevada are permitted or required by applicable law or regulation to remain closed.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 2.01.

“Collateral” means (i) the Product Collateral and (ii) until such time as the first Revenue Participation Payment owed and payable under this Agreement is made by the Company to UTS1, the Stock Collateral.

“Company” is defined in the preamble.

“Company Indemnified Parties” is defined in Section 6.01(b).

“Confidential Information” is defined in Section 7.01.

“Disclosing Party” is defined in Section 7.01.

“Extraction Machine” means that that certain petroleum extraction machine built using funds invested by UTS1 investors.

“Extraction Technology” means that certain petroleum extraction technology (also known as hydrocarbon extraction technology) suitable to extract petroleum (or hydrocarbons) from tar sands and other sand based ore bodies, and all related concepts and conceptualizations thereof, and all related proprietary information and intellectual property rights related thereto, all of which are proprietary to and owned exclusively by the Company.

“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Revenue” means the actual cash receipts of the Company from the sale of Product extracted by the Company from the Selected Material using the Extraction Machine, which Product has been delivered to and accepted by the purchaser. “Gross Revenue,” as determined pursuant to this Agreement, may materially differ from the calculation of revenue determined by Generally Accepted Accounting Principles and the Company’s revenue recognition policies used in the preparation of its financial statements.

“Guaranteed Production” is defined in Section 5.01.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

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“Knowledge of the Company” means the actual knowledge of Matt Nicosia, Douglas Carpenter (PhD) and/or Tyler Nelson, after due inquiry. (Matt Nicosia is the President and CEO of the Company; Douglas Carpenter (PhD) is the Chief Technology Officer of the Company; and Tyler Nelson is the Chief Financial Officer and Secretary of the Company.)

“Land-Related Expenses” means all costs incurred by the Company arising from or relating to the ownership, lease, control or use of the land from which the Selected Material is extracted (or is to be extracted), including but not limited to the purchase price, lease or rental charges, existing royalties, profit sharing and similar obligations, governmental fees and charges, transfer fees, property taxes and license fees.

“Late Payment Notice” is defined in Section 5.02(c).

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel; provided, however, that “Loss” shall not include any consequential, punitive, special or incidental damages.

“Maximum Revenue Participation” is defined in Section 5.01.

“Net Revenue” means Gross Revenue less all Land-Related Expenses.

“Non-Disclosing Party” is defined in Section 7.01.

“Payment Breach” is defined in Section 1.04(d).

“Payment Stream” means all Revenue Participation Payments payable in respect of Net Revenue.

“Permitted Liens” means any and all Liens related to or otherwise based on or created by or pursuant to Land-Related Expenses.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means any hydrocarbon product extracted by the Company from the Selected Material using the Extraction Machine, whether crude or refined oil, diesel, gasoline, naphtha, fuel oil, heavy oil or any other hydrocarbon byproduct.

“Product Collateral” means any and all Product that has not been sold by the Company and therefore has not been converted into Gross Revenue or Net Revenue.

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“Purchase Price” is defined in Section 1.02.

“Revenue Participation Payment” means, for each quarter, an amount payable to UTS1 equal to the Net Revenue during such quarter multiplied by the Revenue Participation Rate.

“Revenue Participation Rate” means (i) if the sales price of Product sold by the Company is in excess of Fifty Dollars ($50.00) per barrel, then twenty-five percent (25%) of the Net Revenue from the sale of such Product, and (ii) if the sales price of Product sold by the Company is equal to or less than Fifty Dollars ($50.00) per barrel, then fifteen percent (15%) of the Net Revenue from the sale of such Product.

“Revenue Participation Report” is defined in Section 5.02(d).

“Revenue Participation Right” means, collectively, all of UTS1’s rights to receive the Payment Stream.

“Selected Material” is defined in Section 5.01.

“Stock Collateral” means twenty million (20,000,000) shares of Common Stock, par value $.001 per share, of Vivakor, Inc., a Nevada corporation.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add- on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person that is not the Company or an Affiliate of the Company and not UTS1 or an Affiliate of UTS1.

“Uniform Commercial Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Nevada; provided that, to the extent that the Uniform Commercial Code is used to define any term herein and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided further that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, UTS1’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Nevada, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.

“UTS1” is defined in the preamble.

“UTS1 Indemnified Parties” is defined in Section 6.01(a).

“Working Interest Right” means UST1’s right and obligations related to the Company’s operations and production of the Property, which is being acquired with 80% of each UST1 investor’s funds.

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Section 9.02 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)     “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)     “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)     “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)     references to a Person are also to its permitted successors and assigns;

(e)     definitions are applicable to the singular as well as the plural forms of such terms;

(f)      references to an “Article” or “Section” refer to an Article or Section of this Agreement;

(g)     references to “$” or otherwise to Dollar amounts refer to the lawful currency of the United States; and

(h)     references to a law include any amendment or modification to such law and rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the effective date of this Agreement.

Section 9.03 Headings. The descriptive headings of the several Articles and Sections of this Agreement are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 9.04 Notices. All notices and other communications under this Agreement shall be in writing and shall be by courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.04:

If to the Company, to it at:

VivaVentures Energy Group, Inc.

252 Sunpac

Henderson, NV 89011

Attention: Chief Executive Officer

with a copy to:

Law Offices of Craig V. Butler

300 Spectrum Center Drive, Ste 300

Irvine, CA 92618

Attention: Craig V. Butler, Esq.

If to UTS1, to it at:

VivaVentures UTS I, LLC

c/o VivaVentures Management Company, Inc., Manager

252 Sunpac

Henderson, NV 89011

Attention: Chief Executive Officer

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All notices and communications under this Agreement shall be deemed to have been duly given (i)  when delivered by hand, if personally delivered, or (ii) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 9.05 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 9.06 Assignment. This Agreement shall be binding on, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. The Company may not assign this Agreement without UTS1’s prior written consent, except in connection with a sale of all or substantially all of the assets of the Company, and provided that the successor entity expressly assumes in writing to UTS1 all of the Company’s rights and obligations under this Agreement. UTS1 may not assign this Agreement without the Company’s prior written consent (which the Company may withhold in its discretion), provided that any such assignee agrees in writing to the Company all of UTS1’s rights and obligations under this Agreement; provided further, however, that UTS1 shall not have any right to assign this Agreement at any time before the release of UTS1’s Lien in all of the Stock Collateral pursuant to Section 1.04(b). Any purported assignment in violation of this Section 9.06 shall be null and void.

Section 9.07 Amendment and Waiver.

(a)     This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)     No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.08 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all other understandings and negotiations with respect thereto.

Section 9.09 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Company and UTS1 and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.11 JURISDICTION; VENUE.

(a)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEVADA STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN LAS VEGAS, NEVADA, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND UTS1 AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEVADA COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. UTS1 AND THE COMPANY HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF UTS1 AND THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEVADA STATE AND FEDERAL COURTS. UTS1 AND THE COMPANY AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON UTS1 OR THE COMPANY IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.04 HEREOF.

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(b)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEVADA STATE OR FEDERAL COURT. EACH OF UTS1 AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.12 Severability. If any term or provision of this Agreement is for any reason held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.13 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or other undertaking, the other party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, such party will not assert the defense that a remedy at law would be adequate.

Section 9.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 9.15 Relationship of Parties. The relationship between UTS1 and the Company is solely that of purchaser and company, and neither UTS1 nor the Company has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute UTS1 and the Company as a partnership, an association, a joint venture or any other kind of entity or legal form for any purpose, including any Tax purpose. UTS1 and the Company agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized effective as of the effective date first written above.

The “Company”:

VIVAVENTURES ENERGY GROUP, INC.,

a Nevada corporation

By: /s/ Matt Nicosia

       Matt Nicosia

       President and CEO

“UTS1”:

VIVAVENTURES UTS I, LLC,

a Delaware limited liability company

By: VIVAVENTURES MANAGEMENT COMPANY, INC.,

a Nevada corporation, its Manager

By: /s/ Matt Nicosia

       Matt Nicosia

       President and CEO

[SIGNATURE PAGE TO RESTATED WORKING INTEREST AGREEMENT]

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